Exhibit 99.01

414 Nicollet Mall
May 7, 2020	Minneapolis, MN 55401

XCEL ENERGY
First Quarter 2020 EARNINGS REPORT

•	GAAP 2020 first quarter earnings per share were $0.56 compared with $0.61 per share in 2019.

•
Xcel Energy reaffirms 2020 EPS earnings guidance of $2.73 to $2.83 per share, which assumes the implementation of contingency plans will be sufficient to offset the negative impacts of the COVID-19 pandemic under the base case scenario. For additional information, see Notes 5 and 6.

MINNEAPOLIS — Xcel Energy Inc. (NASDAQ: XEL) today reported 2020 first quarter GAAP and ongoing earnings of $295 million, or $0.56 per share, compared with $315 million, or $0.61 per share in the same period in 2019.

The decrease in earnings primarily reflects the negative impact of weather. The impact of COVID-19 did not significantly affect first quarter 2020 results, but could have a material impact on our financial results going forward.

“Xcel Energy achieved solid first quarter results, experiencing only minor impacts from COVID-19 due to the timing of stay-at-home policies in our service territories. We are responding to the economic impact from this global pandemic by implementing contingency plans to minimize the impact on our financial results that should allow us to deliver earnings within our guidance range of $2.73 to $2.83 per share. However, these are unprecedented times and the ultimate economic impact from the pandemic may be greater than anticipated,” said Ben Fowke, chairman and CEO of Xcel Energy.

“Our customers and communities are counting on Xcel Energy to deliver the reliable energy that is needed to support local hospitals, emergency responders, grocery stores and other critical operations. We’re also doing more than ever to support our communities. Along with the Xcel Energy Foundation, we have already donated $1.5 million to local nonprofit organizations, including those that address food scarcity and local chapters of the United Way. In total, we are planning to donate approximately $20 million in corporate giving, including COVID-19 relief in 2020. Together we will make it through these very challenging times.”

At 9:00 a.m. CDT today, Xcel Energy will host a conference call to review financial results. To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	(866) 575-6539
International Dial-In:	(400) 120-8590
Conference ID:	9177602

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com. To access the presentation, click on Investor Relations. If you are unable to participate in the live event, the call will be available for replay from 12:00 p.m. CDT on May 7 through 12:00 p.m. CDT on May 10.

Replay Numbers
US Dial-In:	(888) 203-1112
International Dial-In:	(719) 457-0820
Access Code:	9177602

Except for the historical statements contained in this report, the matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, including the 2020 earnings per share (EPS) guidance, long-term EPS and dividend growth rate objectives, future sales, future bad debt expense, and future operating performance, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: uncertainty around the impacts and duration of the COVID-19 pandemic; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee work force and third-party contractor factors; ability to recover costs, changes in regulation and subsidiaries’ ability to recover costs from customers; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; and costs of potential regulatory penalties.

For more information, contact:

Paul Johnson, Vice President, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy Media Relations	(612) 215-5300

Xcel Energy website address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended March 31
	2020	2019
Operating revenues
Electric	$2,203	$2,325
Natural gas	583	794
Other	25	22
Total operating revenues	2,811	3,141

Operating expenses
Electric fuel and purchased power	797	914
Cost of natural gas sold and transported	285	479
Cost of sales — other	9	10
Operating and maintenance expenses	579	597
Conservation and demand side management expenses	74	72
Depreciation and amortization	463	433
Taxes (other than income taxes)	149	150
Total operating expenses	2,356	2,655

Operating income	455	486

Other (expense) income, net	(11)	4
Equity earnings of unconsolidated subsidiaries	11	9
Allowance for funds used during construction — equity	23	20

Interest charges and financing costs
Interest charges — includes other financing costs of $7 and $6, respectively	199	189
Allowance for funds used during construction — debt	(10)	(10)
Total interest charges and financing costs	189	179

Income before income taxes	289	340
Income tax (benefit) expense	(6)	25
Net income	$295	$315

Weighted average common shares outstanding:
Basic	526	515
Diluted	527	516

Earnings per average common share:
Basic	$0.56	$0.61
Diluted	0.56	0.61

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Non-GAAP Financial Measures

The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as certain non-GAAP financial measures such as ongoing return on equity (ROE), electric margin, natural gas margin, ongoing earnings and ongoing diluted EPS. Generally, a non-GAAP financial measure is a measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are adjusted from measures calculated and presented in accordance with GAAP. Xcel Energy’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation, and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. These measures are discussed in more detail below and may not be comparable to other companies’ similarly titled non-GAAP financial measures.

Ongoing ROE
Ongoing ROE is calculated by dividing the net income or loss of Xcel Energy or each subsidiary, adjusted for certain nonrecurring items, by each entity’s average stockholder’s equity. We use these non-GAAP financial measures to evaluate and provide details of earnings results.

Electric and Natural Gas Margins
Electric margin is presented as electric revenues less electric fuel and purchased power expenses. Natural gas margin is presented as natural gas revenues less the cost of natural gas sold and transported. Expenses incurred for electric fuel and purchased power and the cost of natural gas are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are generally offset in operating revenues. Management believes electric and natural gas margins provide the most meaningful basis for evaluating our operations because they exclude the revenue impact of fluctuations in these expenses. These margins can be reconciled to operating income, a GAAP measure, by including other operating revenues, cost of sales - other, operating and maintenance (O&M) expenses, conservation and demand side management (DSM) expenses, depreciation and amortization and taxes (other than income taxes).

Earnings Adjusted for Certain Items (Ongoing Earnings and Ongoing Diluted EPS)
GAAP diluted EPS reflects the potential dilution that could occur if securities or other agreements to issue common stock (i.e., common stock equivalents) were settled. The weighted average number of potentially dilutive shares outstanding used to calculate Xcel Energy Inc.’s diluted EPS is calculated using the treasury stock method. Ongoing earnings reflect adjustments to GAAP earnings (net income) for certain items. Ongoing diluted EPS is calculated by dividing the net income or loss of each subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period. Ongoing diluted EPS for each subsidiary is calculated by dividing the net income or loss of such subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period.

We use these non-GAAP financial measures to evaluate and provide details of Xcel Energy’s core earnings and underlying performance. We believe these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of our subsidiaries. For the three months ended March 31, 2020 and 2019, there were no such adjustments to GAAP earnings and therefore GAAP earnings equal ongoing earnings for these periods.

Note 1. Earnings Per Share Summary

The global outbreak of the novel coronavirus (COVID-19) pandemic has adversely impacted economic conditions worldwide. Efforts to control the spread of COVID-19 have led to shutdowns or curtailments of various industries, disrupting supply chains and markets. Beginning in mid-March, wide-spread government mandates (e.g., shelter-in-place) or other initiatives impacted our service territories.

Xcel Energy’s 2020 first quarter earnings were $0.56 per share compared to $0.61 per share in 2019, largely reflecting unfavorable weather impacts. COVID-19 did not significantly impact first quarter 2020 results, but could have a material impact on our financial results in the future.

We experienced sales declines for the first quarter of 2020 (weather normalized and adjusted for 2020 leap day) of 1.0% for electric and increases of 0.4% for natural gas. For the month of March, weather-adjusted electric retail sales declined 3.0% with C&I sales declining 4.0%, while weather-adjusted firm natural gas sales declined by 4.6%. These decreases were primarily driven by reduced sales volumes experienced in the second half of March 2020. See Note 5 for further information regarding COVID-19.

The following summarizes diluted EPS for Xcel Energy:

	Three Months Ended March 31
Diluted Earnings (Loss) Per Share	2020	2019
Public Service Company of Colorado (PSCo)	$0.24	$0.27
NSP-Minnesota	0.20	0.22
Southwestern Public Service Company (SPS)	0.08	0.10
NSP-Wisconsin	0.06	0.05
Equity earnings of unconsolidated subsidiaries	0.01	0.01
Regulated utility (a)	0.60	0.65
Xcel Energy Inc. and Other	(0.04)	(0.04)
Total (a)	$0.56	$0.61
(a) Amounts may not add due to rounding.

PSCo — Earnings decreased $0.03 per share for the first quarter of 2020, reflecting lower natural gas margins primarily due to unfavorable weather, higher depreciation and O&M, partially offset by higher electric margin and AFUDC.

NSP-Minnesota — Earnings decreased $0.02 per share for the first quarter of 2020, driven by reduced natural gas margins primarily due to unfavorable weather as well as lower electric margin, which reflects the unfavorable weather experienced in North and South Dakota. NSP-Minnesota also recognized increased interest and higher depreciation, partially offset by lower O&M and income taxes.

SPS — Earnings decreased $0.02 per share for the first quarter of 2020, reflecting lower electric margin primarily due to a 2019 New Mexico Public Regulation Commission (NMPRC) revised order eliminating a $10 million retroactive refund of tax reform benefits. SPS also recognized additional depreciation and less AFUDC, partially offset by lower income taxes.

NSP-Wisconsin — Earnings increased $0.01 per share for the first quarter of 2020, driven by reduced O&M and higher electric margin, partially offset by additional depreciation and lower natural gas margin.

Xcel Energy Inc. and Other — Primarily includes financing costs at the holding company.

Components significantly contributing to changes in 2020 EPS compared with the same period in 2019:

Diluted Earnings (Loss) Per Share	Three Months Ended March 31
GAAP and ongoing diluted EPS — 2019	$0.61

Components of change — 2020 vs. 2019:
Higher depreciation and amortization	(0.04)
Lower electric and natural gas margins	(0.03)
Higher interest	(0.01)
Lower ETR (a)	0.03
Lower O&M	0.03
Lower other (expense) income, net (b)	(0.02)
Other (net)	(0.01)
GAAP and ongoing diluted EPS — 2020	$0.56

(a) Includes production tax credits (PTCs) and timing of tax reform regulatory decisions, which are primarily offset in electric margin.
(b) Decrease is primarily due to the performance of rabbi trust investments associated with deferred compensation, which is offset in O&M.

Note 2. Regulated Utility Results

Estimated Impact of Temperature Changes on Regulated Earnings — Unusually hot summers or cold winters increase electric and natural gas sales, while mild weather reduces electric and natural gas sales. The estimated impact of weather on earnings is based on the number of customers, temperature variances, the amount of natural gas or electricity historically used per degree of temperature and excludes any incremental related operating expenses that could result due to storm activity or vegetation management requirements. As a result, weather deviations from normal levels can affect Xcel Energy’s financial performance.

Degree-day or Temperature-Humidity Index (THI) data is used to estimate amounts of energy required to maintain comfortable indoor temperature levels based on each day’s average temperature and humidity. Heating degree-days (HDD) is the measure of the variation in the weather based on the extent to which the average daily temperature falls below 65° Fahrenheit. Cooling degree-days (CDD) is the measure of the variation in the weather based on the extent to which the average daily temperature rises above 65° Fahrenheit. Each degree of temperature above 65° Fahrenheit is counted as one CDD, and each degree of temperature below 65° Fahrenheit is counted as one HDD. In Xcel Energy’s more humid service territories, a THI is used in place of CDD, which adds a humidity factor to CDD. HDD, CDD and THI are most likely to impact the usage of Xcel Energy’s residential and commercial customers. Industrial customers are less sensitive to weather.

Normal weather conditions are defined as either the 10, 20 or 30-year average of actual historical weather conditions. The historical period of time used in the calculation of normal weather differs by jurisdiction, based on regulatory practice. To calculate the impact of weather on demand, a demand factor is applied to the weather impact on sales. Extreme weather variations, windchill and cloud cover may not be reflected in weather-normalized estimates.

There was no impact on sales for the first quarter of 2020 due to THI or CDD. Percentage change in normal and actual HDD:

	Three Months Ended March 31
	2020 vs. Normal	2019 vs. Normal	2020 vs. 2019
HDD	(5.5)%	10.5%	(14.1)%

Weather — Estimated impact of temperature variations on EPS compared with normal weather conditions:

	Three Months Ended March 31
	2020 vs. Normal	2019 vs. Normal	2020 vs. 2019
Retail electric	$(0.011)	$0.018	$(0.029)
MN decoupling and sales true-up	0.006	(0.005)	0.011
Electric total	$(0.005)	$0.013	$(0.018)
Firm natural gas	(0.007)	0.017	(0.024)
Total	$(0.012)	$0.030	$(0.042)

Sales Growth (Decline) — Sales growth (decline) for actual and weather-normalized sales in 2020 compared to the same period in 2019:

	Three Months Ended March 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	(0.9)%	(4.8)%	(1.4)%	(6.3)%	(3.0)%
Electric commercial and industrial	0.2	(3.9)	3.3	(0.4)	(0.6)
Total retail electric sales	(0.2)	(4.2)	2.3	(2.2)	(1.3)
Firm natural gas sales	(6.6)	(13.4)	N/A	(14.4)	(9.3)

	Three Months Ended March 31
	PSCo (a)	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	1.0%	0.2%	0.6%	1.6%	0.7%
Electric commercial and industrial	0.6	(3.2)	3.4	0.4	(0.1)
Total retail electric sales	0.7	(2.2)	2.8	0.8	0.1
Firm natural gas sales	0.8	2.6	N/A	3.3	1.5

	Three Months Ended March 31 (Leap Year Adjusted)
	PSCo (a)	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	(0.1)%	(0.9)%	(0.5)%	0.5%	(0.4)%
Electric commercial and industrial	(0.5)	(4.3)	2.3	(0.7)	(1.2)
Total retail electric sales	(0.4)	(3.3)	1.7	(0.3)	(1.0)
Firm natural gas sales	(0.4)	1.4	N/A	2.1	0.4

(a) Colorado Public Utilities Commission (CPUC) approved a historical 10-year weather normalization approach for retail electric, effective March 1, 2020, which did not materially impact the weather-normalized calculation.

Weather-normalized and leap-year adjusted electric sales growth (decline)

All companies were negatively impacted by COVID-19 in March 2020. In addition, the following items impacted sales in each of the companies:

•
PSCo — Residential sales declined slightly due to lower use per customer, partially offset by an increase in customers. The decline in commercial and industrial (C&I) was mainly due to lower use per customer, primarily led by the food products and service industries, partially offset by growth in the energy industry.

•
NSP-Minnesota — Residential sales declined reflecting lower use per customer, partially offset by customer additions. The decline in C&I sales was a result of lower use by certain customers in the energy, manufacturing and services sectors, partially offset by customer growth.

•	SPS — Residential sales decreased slightly primarily due to lower use per customer. C&I sales grew based on higher sales to large customers in the oil and natural gas industry in the Permian Basin.

•
NSP-Wisconsin — Residential sales growth was primarily attributable to customer additions, partially offset by less use per customer. The decline in C&I sales was largely due to lower use per customer, partially offset by customer additions and decreased sales to the manufacturing sector, which was partially offset by an increase in the energy sector.

Weather-normalized and leap-year adjusted natural gas sales growth (decline)

•	Natural gas sales reflect an increase in the number of customers combined with lower customer use and the negative impacts of COVID-19 in March 2020.

Electric Margin — Electric revenues and fuel and purchased power expenses are impacted by fluctuations in the price of natural gas, coal and uranium used in the generation of electricity. However, these price fluctuations have minimal impact on electric margin due to fuel recovery mechanisms that recover fuel expenses. In addition, electric customers receive a credit for PTCs generated in a particular period.

Electric revenues and margin:

	Three Months Ended March 31
(Millions of Dollars)	2020	2019
Electric revenues	$2,203	$2,325
Electric fuel and purchased power	(797)	(914)
Electric margin	$1,406	$1,411

Changes in electric margin:

(Millions of Dollars)	Three Months Ended March 31, 2020 vs. 2019
PTCs flowed back to customers (offset by a lower ETR)	$(23)
Estimated impact of weather (net of decoupling/sales true-up)	(13)
New Mexico tax reform related regulatory settlement (2019)	(10)
Regulatory rate outcomes (Colorado and Wisconsin)	13
Non-fuel riders	13
Wholesale transmission revenue (net)	5
Sales growth (excluding weather impact, net of decoupling/sales true-up)	4
Other (net)	6
Total decrease in electric margin	$(5)

Natural Gas Margin — Natural gas expense varies with changing sales and the cost of natural gas. However, fluctuations in the cost of natural gas has minimal impact on natural gas margin due to cost recovery mechanisms.

Natural gas revenues and margin:

	Three Months Ended March 31
(Millions of Dollars)	2020	2019
Natural gas revenues	$583	$794
Cost of natural gas sold and transported	(285)	(479)
Natural gas margin	$298	$315

Changes in natural gas margin:

(Millions of Dollars)	Three Months Ended March 31, 2020 vs. 2019
Estimated impact of weather	$(17)
Transport sales	(2)
Regulatory rate outcomes (Wisconsin)	(1)
Retail sales growth	2
Infrastructure and integrity riders	1
Conservation revenue (offset in expenses)	1
Other (net)	(1)
Total decrease in natural gas margin	$(17)

O&M Expenses — O&M expenses decreased $18 million, or 3.0%, for the first quarter of 2020. Significant changes are summarized as follows:

(Millions of Dollars)	Three Months Ended March 31, 2020 vs. 2019
Employee benefits	$(15)
Distribution	(10)
Generation	(2)
Strategic initiatives	7
Other (net)	2
Total decrease in O&M expenses	$(18)

•	Employee benefits were lower primarily due to change in deferred compensation related liability, offset in Other (Expense) Income;

•	Distribution expenses declined due to storms, labor and overtime;

•	Generation expenses were lower from timing of maintenance and overhauls at power plants, partially offset by an increase in wind related amounts; and

•	Strategic initiatives expenses were higher due to increased spending on customer experience transformation program expenses and advanced grid infrastructure.

Depreciation and Amortization — Depreciation and amortization increased $30 million, or 6.9%, for the first quarter of 2020. Increase was primarily driven by the Hale, Lake Benton, and Foxtail wind facilities going into service, as well as normal system expansion. In addition, depreciation rates were increased in February 2020 as part of the Colorado electric rate case.

Other (Expense) Income — Other (expense) income decreased by $15 million primarily due to the performance of rabbi trust investments, which is offset in O&M expense.

AFUDC, Equity and Debt — AFUDC increased $3 million for the first quarter of 2020. Increase was primarily due to an increase in AFUDC recorded on various wind projects currently under construction.

Interest Charges — Interest charges increased $10 million, or 5.3%, for the first quarter of 2020. Increase was primarily due to higher debt levels to fund capital investments, partially offset by lower long-term and short-term interest rates.

Income Taxes — Income taxes decreased $31 million for the first quarter of 2020. The decrease was primarily driven by an increase in wind PTCs, lower pretax earnings in 2020 and an increase in plant regulatory differences. Wind PTCs are credited to customers (recorded as a reduction to revenue) and do not have a material impact on net income. These were partially offset by a decrease in other tax credits. The ETR was (2.1%) for the first quarter of 2020 compared with 7.4% for the same period in 2019.

Additional details:

	Three Months Ended March 31
	2020	2019	2020 vs 2019
Federal statutory rate	21.0%	21.0%	—%
State tax (net of federal tax effect)	4.9	5.0	(0.1)
(Decreases) increases:
Wind PTCs	(17.2)	(8.6)	(8.6)
Plant regulatory differences (a)	(8.4)	(5.7)	(2.7)
Other tax credits and NOL allowances (net)	(0.9)	(2.7)	1.8
Other (net)	(1.5)	(1.6)	0.1
Effective income tax rate	(2.1)%	7.4%	(9.5)%

(a) Regulatory differences for income tax primarily relate to the credit of excess deferred taxes to customers through the average rate assumption method. Income tax benefits associated with the credit of excess deferred credits are generally offset by corresponding revenue reductions.

Note 3. Capital Structure, Liquidity, Financing and Credit Ratings

Xcel Energy’s capital structure:

(Millions of Dollars)	March 31, 2020	Percentage of Total Capitalization	Dec. 31, 2019	Percentage of Total Capitalization
Current portion of long-term debt	$1,102	3%	$702	2%
Short-term debt	1,765	6	595	2
Long-term debt	17,010	51	17,407	54
Total debt	19,877	60	18,704	58
Common equity	13,302	40	13,239	42
Total capitalization	$33,179	100%	$31,943	100%

Liquidity — As of May 4, 2020, Xcel Energy Inc. and its utility subsidiaries had the following committed credit facilities available to meet liquidity needs:

(Millions of Dollars)	Credit Facility (a)	Drawn (b)	Available	Cash	Liquidity
Xcel Energy Inc.	$1,250	$107	$1,143	$311	$1,454
PSCo	700	117	583	1	584
NSP-Minnesota	500	10	490	52	542
SPS	500	126	374	1	375
NSP-Wisconsin	150	55	95	1	96
Total	$3,100	$415	$2,685	$366	$3,051
Term Loan (c)	500	500	—
Term Loan (d)	700	700	—

(a)	Credit facilities expire in June 2024.

(b)	Includes outstanding commercial paper and letters of credit.

(c)	The $500 million term loan matures in December 2020.

(d)	The $700 million 364-day term loan matures in March 2021.

Term Loan Agreements — In December 2019, Xcel Energy Inc. extended a $500 million Term Loan Agreement for an additional 364 days. In March 2020, Xcel Energy Inc. entered into a $700 million 364-Day Term Loan Agreement.

Bilateral Credit Agreement — In March 2020, NSP-Minnesota extended an uncommitted bilateral credit agreement which is limited in use to support letters of credit for one-year. NSP-Minnesota had $26 million of outstanding letters of credits as of March 31, 2020.

Forward Equity Agreements — In November 2019, Xcel Energy Inc. entered into forward equity agreements in connection with a $743 million public offering of 11.8 million shares, which is expected to be settled in shares in 2020.

Credit Ratings — Access to the capital markets at reasonable terms is partially dependent on credit ratings. The following ratings reflect the views of Moody’s, S&P Global Ratings, and Fitch. The highest credit rating for debt is Aaa/AAA and the lowest investment grade rating is Baa3/BBB-. The highest rating for commercial paper is P-1/A-1/F-1 and the lowest rating is P-3/A-3/F-3. A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

Credit ratings assigned to Xcel Energy Inc. and its utility subsidiaries as of May 4, 2020:

Credit Type	Company	Moody’s	S&P Global Ratings	Fitch
Senior Unsecured Debt	Xcel Energy Inc.	Baa1	BBB+	BBB+
Senior Secured Debt	NSP-Minnesota	Aa3	A	A+
	NSP-Wisconsin	Aa3	A	A+
	PSCo	A1	A	A+
	SPS	A3	A	A-
Commercial Paper	Xcel Energy Inc.	P-2	A-2	F2
	NSP-Minnesota	P-1	A-2	F2
	NSP-Wisconsin	P-1	A-2	F2
	PSCo	P-2	A-2	F2
	SPS	P-2	A-2	F2

2020 Financing Activity — During 2020, Xcel Energy plans to issue approximately $75 to $80 million of equity through the DRIP and benefit programs. In addition, Xcel Energy Inc. and its utility subsidiaries issued or anticipate issuing the following debt securities:

Issuer	Security	Amount	Status	Tenor	Coupon
Xcel Energy Inc.	Senior Unsecured Bonds	$600	Completed	10 Year	3.4%
NSP-Minnesota	First Mortgage Bonds	700	Pending	N/A	N/A
NSP-Wisconsin	First Mortgage Bonds	100	Pending	N/A	N/A
PSCo	First Mortgage Bonds	750	Pending	N/A	N/A
SPS	First Mortgage Bonds	350	Pending	N/A	N/A
Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions and other factors.

Note 4. Rates and Regulation

Mankato Energy Center (MEC) — In November 2018, NSP-Minnesota reached an agreement with Southern Power Company (a subsidiary of Southern Company) to purchase MEC, a 760 MW natural gas combined cycle facility, for approximately $650 million. In September 2019, the Minnesota Public Utilities Commission (MPUC) denied NSP-Minnesota's request to purchase MEC as a rate base asset. In January 2020, the MPUC approved Xcel Energy’s plan to acquire MEC as a non-regulated investment and step into the existing PPAs with NSP-Minnesota. A newly formed non-regulated subsidiary of Xcel Energy completed the transaction to purchase MEC in January 2020.

In April 2020, Xcel Energy reached agreement to sell MEC to Southwest Generation for $680 million, subject to working capital adjustments. Proceeds from the sale will primarily be used to reduce Xcel Energy’s overall financing needs. The transaction is not anticipated to have a material impact on long-term earnings per share and is expected to close in the third quarter of 2020.

The sale will result in a gain, which Xcel Energy plans to use to fund its corporate giving efforts, including support related to COVID-19 recovery.

PSCo — Colorado 2020 Natural Gas Rate Case — In February 2020, PSCo filed a rate case with the CPUC seeking a net increase to retail gas rates of $126.8 million, reflecting a $144.5 million increase in base rate revenue, partially offset by $17.7 million of costs previously authorized through the Pipeline Integrity rider. The request is based on a 9.95% ROE, an equity ratio of 55.81% and a historic test year as of Sept. 30, 2019, adjusted for known and measurable differences for the 12-month period ended Sept. 30, 2020.

The procedural schedule is as follows:

•	Answer testimony — May 13, 2020;

•	Rebuttal testimony — June 8, 2020;

•	Evidentiary hearing — July 7-17, 2020;

•	Statement of position — July 31, 2020; and

•	CPUC decision is expected in the second half of 2020 and rates are anticipated to be effective in November 2020.

PSCo — Colorado 2019 Electric Rate Case — In 2019, PSCo filed a request with the CPUC seeking a net rate increase of$108.4 million, based on a requested ROE of 10.2% and an equity ratio of 55.6%.

In February 2020, the CPUC issued a written decision, resulting in an estimated $34.9 million net base rate revenue increase. The CPUC decision included a 9.3% ROE, an equity ratio of 55.61%, based on a current test year ended Aug. 31, 2019 and the implementation of decoupling in 2020 and other items. Final rates were implemented on Feb. 25, 2020. PSCo filed an application for rehearing/reconsideration, which is expected to be heard by the CPUC in the second quarter of 2020.

SPS — New Mexico 2019 Electric Rate Case — In 2019, SPS filed an electric rate case with the NMPRC seeking an increase in retail electric base rates of approximately $47 million. The rate request is based on a ROE of 10.10%, an equity ratio of 54.77%, a rate base of approximately $1.3 billion and a historic test year with rate base additions through Aug. 31, 2019. The request also included an increase of $14.6 million for accelerated depreciation including the early retirement of the Tolk coal plant in 2032.

In January 2020, SPS and various parties filed an uncontested comprehensive stipulation, which includes the following terms:

•	Base rate revenue increase of $31 million;

•	ROE of 9.45%;

•	Equity ratio of 54.77%; and

•
Acceleration of depreciation on the Tolk coal plant to reflect early retirement in 2037, which results in a total increase in depreciation expense of $8 million. The parties to the stipulation agreed not to oppose the full application of depreciation rates associated with the 2032 retirement date in SPS’ next base rate case.

A NMPRC decision is expected later in the year. SPS anticipates final rates will go into effect in the second or third quarter of 2020.

SPS — Texas 2019 Electric Rate Case — In August 2019, SPS filed an electric rate case with the Public Utilities Commission of Texas (PUCT) seeking an increase in retail electric base rates of approximately $141 million. In March 2020, SPS filed an update to the electric rate case and revised its requested increase to approximately $130 million, based on a requested ROE of 10.1%, a 54.65% equity ratio, rate base of approximately $2.6 billion and historic test year ended June 30, 2019.

In May 2020, SPS and the intervening parties announced they have reached a constructive, unopposed settlement agreement in principle. We are working with intervening parties to document and file the settlement, which we expect to occur in the second quarter.

Final rates are expected to be retroactively applied as of Sept. 12, 2019. A decision from the PUCT is anticipated in the third quarter of 2020.

Note 5. COVID-19

Although COVID-19 represents an unprecedented event and may lead to or create numerous challenges, Xcel Energy believes its risk management program, including business continuity and disaster recovery planning, will allow us to proactively manage and successfully navigate the risks and uncertainties associated with the pandemic. In addition, we are taking steps to implement O&M contingency plans to reduce costs and seek regulatory deferral mechanisms to offset the negative impact of COVID-19 on sales, bad debt and other aspects of our business. A high degree of uncertainty exists regarding the trajectory of this event including the duration of the shut-down and the level and pace of recovery of the economy. The ultimate impact of this pandemic is highly uncertain and could have a material impact on Xcel Energy’s operations, financial results and cash flow. In addition, while we are implementing contingency plans, there are no guarantees these plans will be sufficient to offset the impact of COVID-19.

An overview of certain risk considerations or areas which have or could significantly impact us, is as follows:

Sales — In the first quarter of 2020, Xcel Energy experienced a decline in weather and leap year adjusted sales. The decline in sales was primarily due to pandemic related mandates implemented in March 2020 involving the temporary closure of non-essential businesses and state directives for individuals to stay-at-home. We experienced a substantive decline in April sales and expect that our future sales will be impacted due to stay-at-home and closure provisions in place and the impact of COVID-19 on the economy and its ultimate recovery.

Xcel Energy has decoupling and sales true-up mechanisms in Minnesota (all electric classes) and Colorado (residential and non-demand SC&I electric classes), which mitigate the impact of changes to sales levels as compared to a base line.

The following scenarios outline the potential impact of the pandemic on electric and natural gas sales and EPS, based on various assumptions of the duration of the stay-at-home provisions and economic recovery:

•
Mild Scenario (severe impact through May with a V-shaped economic recovery), resulting in the following change in electric sales for 2020: an increase of approximately 1% in residential; a decline of approximately 4% in C&I; and a decline in total retail electric sales of approximately 2%. This sales decline would reduce EPS by approximately $0.11.

•
Base Case Scenario (severe impact through the second quarter with slower U-shaped recovery with lingering effects throughout 2020), resulting in the following change in electric sales for 2020: an increase of approximately 1% in residential; a decline of approximately 6% in C&I; and a decline in total retail electric sales of approximately 4%. This sales decline would reduce EPS by approximately $0.17.

•
Severe Scenario (severe impact through the third quarter followed by protracted challenged L-shaped recovery), resulting in the following change in electric sales for 2020: an increase of approximately 1% in residential; a decline of approximately 12% in C&I; and a decline in total retail electric sales of approximately 8%. This sales decline would reduce EPS by approximately $0.37.

•	The mild, base case and severe scenarios include a decrease in natural gas sales of 0%, 1% and 2%, respectively.

•	Potential impacts due to other items could have negative EPS impact of $0.02 to $0.05, assuming constructive regulatory treatment.

Bad Debt — In March 2020, Xcel Energy announced it would not disconnect residential customers’ electric or natural gas service during the virus outbreak. Certain states have issued additional limitations on charging late fees and extended protection to other customer classes. Bad debt expense could significantly increase due to regulatory orders, pandemic related economic impacts and customers hardship. However, several of our commissions are allowing the deferral of incremental COVID-19 related expense, including bad debt expense as discussed further under Regulatory.

Regulatory — Xcel Energy has received orders in Wisconsin, Texas and Michigan, allowing regulatory deferral of incremental COVID-19 costs as a regulatory asset subject to future determination of amount and timing of recovery. Costs include, but are not limited to, suspension of disconnections, waived late fees and other costs and/or foregone revenues. In addition, the Company has filed requests in Colorado, Minnesota, North Dakota, New Mexico and South Dakota to record a regulatory asset and defer all incremental expenses related to the pandemic.

We will continue to monitor these costs and assess whether the actions of the regulator provide the evidence necessary to defer amounts as regulatory assets. Xcel Energy serves the majority of its wholesale customers under formula transmission and production rates which true-up rates to actual costs to serve.

Contingency Plan — We are implementing contingency plans to reduce costs to offset the negative impact of COVID-19. Actions include reductions of employee expenses, consulting, variable compensation, delays of certain work activities, attrition and implementation of a hiring freeze. Based on these actions, our base case assumption is that 2020 O&M expenses will decline 4% to 5% compared with 2019. The ultimate level of O&M expenses will be dependent on actual sales levels.
In addition, we have received orders allowing the deferral of incremental pandemic related expenses in Texas, Wisconsin and Michigan. We are seeking regulatory authority to defer incremental expense in Minnesota, Colorado and other states.

We believe we can deliver earnings within our 2020 guidance range based on implementing contingency plans to offset the impact of the pandemic on sales and expense levels under the base case scenario. However, our contingency plans may not be able to offset the negative impact of COVID-19 under a severe scenario.

Supply Chain and Capital Expenditures — Xcel Energy’s ability to meet customer energy requirements, respond to storm-related disruptions and maintain our capital expenditure program are dependent on maintaining an efficient supply chain. During the first quarter of 2020, Xcel Energy did not experience any material supply chain, contractor or employee disruptions that prevented us from performing maintenance or construction activity. As a result, we have not significantly adjusted our 2020 capital expenditure plan.

However, the situation is fluid and in April we were informed of supply chain disruptions, which will likely result in delays in the completion of two of our wind farms into 2021. We are working through these challenges to try to complete the projects this year, however, we believe these wind farms would meet the IRS continuous efforts criteria and qualify for 100% PTC benefit even if completed in 2021.

Pension — The funded status of the Xcel Energy pension plans was approximately 90% in January 2020. The funded status of the pension plan is estimated to be in the low 80% range, based on market conditions as of early May 2020.

Our disciplined pension plan management practices include maintaining a well-diversified growth portfolio across a diverse set of asset classes and an allocation to interest rate hedging instruments. Xcel Energy does not expect any material changes to its pension funding requirement at this time. In addition, Xcel Energy has pension trackers in Colorado and Texas, which allow us to defer amounts that are above or below a baseline.

Liquidity — Xcel Energy has taken steps to enhance its liquidity and believes it has more than adequate liquidity.

As a result of these actions, Xcel Energy currently has $3.1 billion of available liquidity. In addition, there are other items that will enhance liquidity.

•
Xcel Energy has an outstanding forward equity agreement in connection with a $743 million public offering of 11.8 million shares. These shares have not been issued and we expect to settle this equity forward later in 2020.

•
The MEC sale will result in approximately $650 million of additional funds, after our previously-announced planned corporate giving, that can be used for general corporate purposes and enhanced liquidity.

•	Xcel Energy continues to have access to the capital markets on favorable terms.

For more information, see Note 3 Capital Structure, Liquidity, Financing and Credit Ratings.

Customer Service & Reliability — Xcel Energy remains committed to continuing to safely deliver reliable services to our customers as families and communities face the COVID-19 pandemic. We have exercised our business continuity plans to safely serve our customers, protect our employees and ensure critical positions remain staffed.

Key actions include:

•	Executing work-from-home practices for employees who can do their work remotely;

•	Enhancing cleaning practices within our facilities;

•	Providing proper personal protective equipment and following CDC and state guidelines;

•	Conducting employee temperature checks;

•	Changing work practices to promote social distancing;

•	Splitting crews and staggering work times;

•	Limiting employee entry into customer homes to emergency situations only; and

•	Reminding customers of increased risks of scam activity.

Employees — The health and safety of our workforce is one of our core values, and we have taken several actions that reflect that during this pandemic:

•	Continued pay for employees who have been quarantined;

•	Expanded medical plan coverage for employees and their families to include 100% of COVID-19 medical costs;

•	Offered up to an additional 80 hours of paid time off to employees for pandemic related illness;

•	Expanded eligibility for our paid time off donation program to employees who have or are caring for a family member who has been diagnosed with the virus;

•	Offered new anxiety and stress management tools, in addition to our existing Employee Assistance Program; and

•	Provided resources and educational materials to support employees adjusting to distance learning with their children.

Communities — Xcel Energy is committed to the communities in which we operate. Early actions include the following:

•
Plan to donate approximately $20 million in corporate giving, including COVID-19 relief in 2020.  Along with the Xcel Energy Foundation, we have already donated approximately $1.5 million to support pandemic relief efforts across our eight-state footprint and implemented a virtual volunteering program;

•
Donated over 300,000 masks to hospitals in the communities we serve; and launched a special $300,000 COVID-19 two-to-one matching campaign, which provides a match for employee donations to impacted non-profit organizations, in addition to our standard employee matching gift programs; and

•
Submitted a proposal to reduce our approved 2020 Fuel Forecast by $25 million to provide immediate relief to our Minnesota customers during the pandemic and resulting economic downturn, which will be implemented across the three summer months equally.

Note 6. Earnings Guidance and Long-Term EPS and Dividend Growth Rate Objectives

Xcel Energy 2020 Earnings Guidance — Xcel Energy reaffirms 2020 EPS earnings guidance of $2.73 to $2.83 per share (a) (b), which assumes the implementation of contingency plans will be sufficient to offset the negative impacts of COVID-19 under the base case scenario. However, these contingency plans would not be sufficient to offset the negative impacts of COVID-19 under the severe scenario, which would likely result in earnings below the guidance range. For additional information on the scenarios see Note 5.

Key assumptions as compared with 2019 levels unless noted:

•	Constructive outcomes in all rate case and regulatory proceedings.

•	Normal weather patterns for the remainder of the year.

•	Weather-normalized retail electric sales are projected to decline ~4%, under the base case scenario.

•	Weather-normalized retail firm natural gas sales are projected to decline ~1%, under the base case scenario.

•	Capital rider revenue is projected to increase $45 million to $55 million (net of PTCs). PTCs are credited to customers, through capital riders and reductions to electric margin.

•	O&M expenses are projected to decline approximately 4% to 5% under the base case scenario.

•	Depreciation expense is projected to increase approximately $160 million to $170 million.

•	Property taxes are projected to increase approximately $35 million to $45 million.

•	Interest expense (net of AFUDC - debt) is projected to increase $60 million to $70 million.

•	AFUDC - equity is projected to increase approximately $25 million to $35 million.

•	The ETR is projected to be approximately 0%. The ETR reflects benefits of PTCs which are credited to customers through electric margin and will not have a material impact on net income.

(a)
Ongoing earnings is calculated using net income and adjusting for certain nonrecurring or infrequent items that are, in management’s view, not reflective of ongoing operations. Ongoing earnings could differ from those prepared in accordance with GAAP for unplanned and/or unknown adjustments. Xcel Energy is unable to forecast if any of these items will occur or provide a quantitative reconciliation of the guidance for ongoing EPS to corresponding GAAP EPS.

(b)
The global outbreak of COVID-19 is currently impacting countries, communities, supply chains and markets. The ultimate severity of this event is uncertain and could have a material impact on our liquidity, financial condition, or results of operations.

Long-Term EPS and Dividend Growth Rate Objectives — Xcel Energy expects to deliver an attractive total return to our shareholders through a combination of earnings growth and dividend yield, based on the following long-term objectives:

•	Deliver long-term annual EPS growth of 5% to 7% based off of a 2019 base of $2.60 per share, which represents the mid-point of the original 2019 guidance range of $2.55 to $2.65 per share;

•	Deliver annual dividend increases of 5% to 7%;

•	Target a dividend payout ratio of 60% to 70%; and

•	Maintain senior secured debt credit ratings in the A range.

XCEL ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE SUMMARY (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended March 31
	2020	2019
Operating revenues:
Electric and natural gas	$2,786	$3,119
Other	25	22
Total operating revenues	2,811	3,141

Net income	$295	$315

Weighted average diluted common shares outstanding	527	516

Components of EPS — Diluted
Regulated utility	$0.60	$0.65
Xcel Energy Inc. and other costs	(0.04)	(0.04)
GAAP and ongoing diluted EPS (a)	$0.56	$0.61

Book value per share	$25.26	$23.96
Cash dividends declared per common share	0.43	0.41

(a) Amounts may not add due to rounding.